Exhibit 99.1

November 8, 2017

SiteOne Landscape Supply Announces Third Quarter 2017 Earnings

Third Quarter 2017 Highlights (compared to Third Quarter 2016):

•	Net sales increased 13% to $502.4 million

•	Organic Daily Sales increased by 5%

•	Gross profit increased 16% to $160.3 million; gross margin increased 80 basis points to 31.9%

•	Net income increased 13% to $16.9 million

•	Adjusted EBITDA increased 11% to $48.4 million; Adjusted EBITDA margin of 9.6%

•	Completed the acquisitions of South Coast Supply and Marshall Stone, strengthening hardscapes presence in multiple markets

Post-Quarter Highlights:

•	Completed the acquisition of Harmony Gardens in October, adding nursery products to complete the product line offering in Colorado

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended October 1, 2017 (“Third Quarter 2017”).

“We continued to move our company forward during the third quarter despite unexpected headwinds created by hurricanes Harvey and Irma. We achieved Organic Daily Sales growth of 7% in both July and August before moderating to 2% in September when the hurricanes hit. Despite this short-term negative impact, we achieved double-digit growth in net sales, adjusted EBITDA and net income while achieving further expansion of our gross margin during the quarter,” said Doug Black, SiteOne’s Chairman and CEO. “We continue to invest in our IT systems, supply chain, salesforce and our new e-Commerce platform which we believe will enable us to more consistently gain market share and further expand our EBITDA margins in the future. Additionally, we added depth to our product offerings across multiple regions with the acquisitions of South Coast Supply, Marshall Stone and most recently Harmony Gardens. The market environment is strong and we remain excited about our opportunity to further expand our position as the industry’s leading distributor while delivering superior performance and growth.”

Third Quarter 2017 Results

Net sales for the third quarter of 2017 increased to $502.4 million, or 13%, compared to $444.5 million for the prior-year period. The market remains strong and we continued to see growth in the third quarter as organic daily sales increased 5% compared with the prior-year period. Acquisitions contributed $34.1 million in sales, or 8%, to total net sales growth for the quarter.

Gross profit increased to $160.3 million, or 16%, compared to $138.4 million for the prior-year period. Gross margin improved by 80 bps to 31.9% for the third quarter of 2017. Category management initiatives continued to be a positive driver for the gross margin improvement.

Selling, general and administrative expenses (“SG&A”) in the third quarter increased to $128.1 million from $107.7 million in the same period last year. The increase in SG&A for the quarter was primarily driven by acquisitions and by our increased investment in IT systems, salesforce and our new e-Commerce platform. SG&A as a percentage of net sales increased to 25.5% compared to 24.2% for the third quarter of 2016.

Net income for the third quarter was $16.9 million, compared to net income of $14.9 million during the same period in the prior year. The increase in net income for the quarter is attributable to higher net sales and improved gross margin.

Adjusted EBITDA was $48.4 million for the third quarter of 2017, an increase of 11% compared to $43.7 million for the prior-year period.

Outlook

For 2017, we have revised our Adjusted EBITDA guidance to reflect the impact of our increased investments in future growth and the recent hurricanes. We now expect Adjusted EBITDA to be in the range of $155 million to $160 million.

Reconciliation for the forward-looking full-year 2017 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, November 8, 2017, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13672569. The replay will be available until 11:59 p.m. (ET) on November 22, 2017.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company’s website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy, Development and Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2017 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of Income tax (benefit), Depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is also adjusted for stock-based compensation expense, related party advisory fees, (gain) loss on sale of assets, other non-cash items and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA of any acquired company. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to the trailing twelve months Adjusted EBITDA. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	October 1, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$24.1	$16.3
Accounts receivable, net of allowance for doubtful accounts of $5.1 and $4.3, respectively	247.3	169.0
Inventory, net	374.6	289.6
Income tax receivable	2.7	1.6
Prepaid expenses and other current assets	33.1	13.5

Total current assets	681.8	490.0

Property and equipment, net	77.8	69.8
Goodwill	105.8	70.8
Intangible assets, net	109.6	103.3
Other assets	10.0	8.7

Total assets	$985.0	$742.6

Liabilities and Equity
Current liabilities:
Accounts payable	$170.1	$108.3
Current portion of capital leases	5.1	4.3
Accrued compensation	33.7	36.7
Long term debt, current portion	3.0	3.0
Income tax payable	3.8	—
Accrued liabilities	37.4	33.2

Total current liabilities	253.1	185.5

Other long-term liabilities	17.0	9.1
Capital leases, less current portion	7.7	6.7
Deferred tax liabilities	25.0	20.0
Long-term debt, less current portion	476.5	372.5

Total liabilities	779.3	593.8

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 39,787,243 and 39,597,532 shares issued, and 39,766,332 and 39,576,621 shares outstanding at October 1, 2017 and January 1, 2017, respectively	0.4	0.4
Additional paid-in capital	225.1	219.3
Accumulated deficit	(19.1)	(69.7)
Accumulated other comprehensive loss	(0.7)	(1.2)

Total equity	205.7	148.8

Total liabilities and equity	$985.0	$742.6

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net sales	$502.4	$444.5	$1,446.0	$1,286.5
Cost of goods sold	342.1	306.1	982.4	882.5

Gross profit	160.3	138.4	463.6	404.0
Selling, general and administrative expenses	128.1	107.7	368.4	330.3
Other income	1.6	1.2	3.8	3.3

Operating income	33.8	31.9	99.0	77.0

Interest and other non-operating expenses, net	6.2	6.3	19.0	15.4

Net income before taxes	27.6	25.6	80.0	61.6
Income tax expense	10.7	10.7	29.4	25.4

Net income	16.9	14.9	50.6	36.2

Less:
Redeemable convertible preferred stock dividends	—	—	—	9.6
Special cash dividend paid to preferred stockholders	—	—	—	112.4

Net income (loss) attributable to common shares	$16.9	$14.9	$50.6	$(85.8)

Net income (loss) per common share:
Basic	$0.42	$0.38	$1.27	$(3.15)
Diluted	$0.41	$0.36	$1.23	$(3.15)
Weighted average number of common shares outstanding:
Basic	39,779,852	39,563,895	39,713,486	27,229,336
Diluted	41,373,375	41,009,036	41,247,133	27,229,336

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	October 1, 2017	October 2, 2016
Cash Flows from Operating Activities:
Net income	$50.6	$36.2
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	12.9	10.3
Stock-based compensation	4.5	3.4
Amortization of software and intangible assets	18.8	17.1
Amortization of debt related costs	2.2	1.8
Loss on extinguishment of debt	0.1	1.2
Loss on sale of equipment	0.2	—
Other	(0.1)	(0.6)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(73.5)	(76.8)
Inventory	(69.4)	(21.9)
Income tax receivable	(1.1)	4.3
Prepaid expenses and other assets	(19.0)	(12.3)
Accounts payable	54.6	38.9
Income tax payable	3.5	—
Accrued expenses and other liabilities	1.1	7.6

Net Cash (Used In) Provided By Operating Activities	$(14.6)	$9.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(10.3)	(6.2)
Acquisitions, net of cash acquired	(66.9)	(56.6)
Proceeds from the sale of property and equipment	0.3	0.3

Net Cash Used In Investing Activities	$(76.9)	$(62.5)

Cash Flows from Financing Activities:
Equity proceeds from common stock	1.3	—
Purchase of treasury stock	—	(0.2)
Special cash dividend	—	(176.0)
Other dividends paid	—	(13.0)
Borrowings under term loan	299.5	272.3
Repayments under term loan	(299.4)	(62.1)
Borrowings on asset-based credit facility	319.6	322.6
Repayments on asset-based credit facility	(216.9)	(275.8)
Debt issuance costs paid	(1.0)	(3.5)
Payments on capital lease obligations	(3.9)	(3.1)
Other financing activities	(0.1)	(2.2)

Net Cash Provided By Financing Activities	$99.1	$59.0

Effect of exchange rate on cash	0.2	0.1

Net Change In Cash	7.8	5.8
Cash and cash equivalents:
Beginning	16.3	20.1

Ending	$24.1	$25.9

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	18.3	12.6
Cash paid during the year for income taxes	27.5	20.8
Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	5.7	2.8

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	2017			2016				2015
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss)	$16.9	$44.2	$(10.5)	$(5.6)	$14.9	$26.9	$(5.6)	$(5.9)
Income tax (benefit) expense	10.7	26.3	(7.6)	(4.1)	10.7	18.1	(3.4)	(2.7)
Interest expense, net	6.2	6.6	6.2	6.7	6.3	6.5	2.6	3.7
Depreciation and amortization	11.1	10.8	9.8	9.6	9.7	9.1	8.6	8.7

EBITDA	44.9	87.9	(2.1)	6.6	41.6	60.6	2.2	3.8
Stock-based compensation(a)	1.5	1.6	1.4	1.3	1.1	2.2	0.7	0.7
(Gain) loss on sale of assets(b)	—	0.1	0.1	0.1	—	—	(0.1)	0.2
Advisory fees(c)	—	—	—	—	—	8.0	0.5	0.5
Financing fees(d)	0.4	1.1	—	1.1	0.4	3.1	—	3.5
Rebranding, acquisitions and other adjustments(e)	1.6	1.6	1.8	2.1	0.6	1.0	1.2	3.2

Adjusted EBITDA(f)	$48.4	$92.3	$1.2	$11.2	$43.7	$74.9	$4.5	$11.9

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the Consulting Agreements.
(d)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our IPO and secondary offerings.
(e)	Represents (i) expenses related to our rebranding to the name SiteOne and (ii) professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(f)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

	2017			2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Net sales	$502.4	$608.6	$335.0	$444.5	$513.4	$328.5
Organic Sales	457.4	548.1	318.5	433.6	506.6	328.5
Acquisition contribution(a)	45.0	60.5	16.5	10.9	6.8	—

Selling Days	63	64	64	63	64	65

Organic Daily Sales	$7.3	$8.6	$5.0	$6.9	$7.9	$5.1

(a)	Represents Net Sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2017 fiscal year.